Smart-tek Solutions, Inc. Visits Romania; Signs its Newest Licensee of its Bird Flu Containment Solution

CORTE MADERA, Calif., May 8, 2006 - Smart-tek Solutions, Inc. (OTCBB: STTK) and its subsidiary, Smart-tek Communications, Inc. announced today that it has made its initial visit to Romania and has signed a new licensee for the region.

“We are very excited to have signed a licensing agreement with Best IT Solutions SRL, to help promote our RTAC-PM poultry monitoring system in Romania” said Perry Law, President of Smart-tek Communications, Inc.  “Best IT Solutions is an established IT solutions provider located in Bucharest, Romania.  We felt that based on the licensee’s team’s proven ability to introduce new technologies to the Romanian population, they would be a great fit to help us introduce our avian flu containment solution to the Romanian government”.

“During our meetings with our newest licensee, we discussed the current state of the poultry industry in Romania and we identified the need for an avian flu containment system, such as our RTAC-PM poultry monitoring system, to be implemented as part of a comprehensive containment strategy.  The economic consequences of the bird flu have already been felt in Romania due to H5N1 outbreaks.  The poultry industry is the center of some of their regional economies.   Therefore, we feel it is imperative that containment solutions be implemented to help protect the Romanian economy.  We believe that there is a great need for a poultry monitoring and tracking system to be implemented at the farm level in order for government officials to track poultry movements from the farmers to open markets” said Perry Law.  “Our RTAC-PM system was designed for such application”.  It is estimated that the total poultry inventories currently stands at 80 million.

“The next step to introduce our system to Romanian officials is to select a poultry farm and set-up a demonstration site of our RTAC-PM system.  We will then invite government officials to visit the demonstration site and see the effectiveness of our system as part of a comprehensive bird flu containment strategy.  We will announce further developments in the coming months as these activities progress” said Law.

The system, “RTAC-PM,” was designed for the livestock industry and is targeted specifically for the poultry industry with user defined alerts that may assist governmental agencies to monitor poultry movement. The RTAC-PM system incorporates leading edge technology and is customized around customers’ requirements with the flexibility to adapt to various types of OEM products.

About Smart-tek Solutions Inc.

Smart-tek Solutions Inc. is a technology holding company in the security and surveillance sector and poultry monitoring with its RTAC-PM bird flu containment system, providing turnkey state of the art systems design and installation through its wholly owned subsidiary, Smart-tek Communications, Inc. Smart-tek Communications, Inc. is the Company's initial acquisition in this sector and is appropriately positioned to pursue additional acquisitions in order to restore and enhance shareholder value.

Smart-tek Communication (“SCI”) is a market leader in providing surveillance technology solutions for the monitoring and containment of the H5N1 virus with the recent introduction of its RTAC-PM system.  This scaleable system has been designed to help countries contain the deadly avian flu virus currently threatening the world.

Smart-tek Communications Inc. is a market leader in integrated security, voice and data communication systems. Located in Richmond, British Columbia, SCI specializes in the design, sale, installation and service of the latest in security technology with proven electronic hardware and software products. SCI has positioned itself as a security systems leader in the Greater Vancouver area, supplying over 45% of new downtown core construction projects. Valued customers include major developers, general and electrical contractors, hospitals, Crown Corporations, law enforcement agencies and retail facilities. Projects range from high-end residential and commercial developments to system upgrades and monitoring contracts. SCI's continued growth and success is a direct result of providing a consistently superior product at competitive pricing to both new and existing clients. SCI's stellar client retention is in itself a testimonial to the overall excellence of the product designed and installed.

More information on Smart-tek Solutions’ RTAC-PM bird flu containment system can be found at www.smart-teksolutions.com/rfid.html.

More information on Smart-tek Solutions can be found at www.smart-teksolutions.com.

Notice Regarding Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements regarding the Company's business which are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Readers are directed to the Smart-tek Solutions reports as filed with the U.S. Securities and Exchange Commission from time to time, including but not limited to its most recent annual report on Form 10-KSB for the year ended June 30, 2005 and quarterly report on Form 10-QSB the quarter ended December 31, 2005 for further information and factors that may affect Smart-tek Solutions business and results of operations. Smart-tek Solutions Inc. undertakes no obligations to publicly update any forward-looking statements to reflect future events or circumstances.

Contact:

Peter Nasca

Peter Nasca Associates, Inc.

305-937-1711